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                                                                   EXHIBIT 10.53




                                                               February 24, 2000


Dear Frank:

     On behalf of Esperion Therapeutics, Inc. (the "Company"), I am pleased to offer you a position with the Company. The following is an outline of the terms of this offer:

     1.  The position offered is that of Director of Finance and Controller.

     2.  You shall be paid a monthly salary of $9,000.

     3. You will be eligible for a bonus of up to 20%. We will provide you an advance on your first year's bonus of $10,000 within 2 weeks of your start date. The magnitude of the bonus, if any, will be determined by the Company's Board of Directors, based upon achievement of a series of mutually agreed upon performance milestones. A proposed series of milestones will be developed between you and the Vice President, Finance & CFO.

     3. A benefits package will be provided to you which is equivalent to that offered to other similarly situated employees with the Company. This will include appropriate COBRA coverage for up to 1 year as determined between us.

     4. Subject to meeting eligibility requirements, as incentive you will be granted an option to purchase 30,000 shares of the Company's common stock. The terms and conditions of this option shall be set forth in a Stock Option Agreement you will be required to execute.

     5. In the event that your employment with the Company is terminated by the Company for reasons other than cause, you will be provided a severance package of 6 months of salary, with continuation of benefits during this period, and the Company will provide accelerated vesting such that 25% of your as yet unvested stock options will immediately vest. In the event that your employment with the Company is terminated due to death or "permanent and total disability" (as such term may be defined by the Company's insurer) the company will provide accelerated vesting such that 25% of your yet unvested stock options will immediately vest. If you terminate your employment with the Company voluntarily, you will forfeit the severance package, as well as any of your unvested stock options. With respect to any vested options, in the event that you voluntarily terminate your employment

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         with the company, you will have 90 days to exercise these options, or otherwise they will be forfeited.

     6. You will be required to execute the Company's standard forms of Non-Competition, as well as Confidentiality and Assignment Agreement.

     If the terms of this offer are acceptable to you, please so indicate by executing in the space provided below and fax, as well as mail (an original copy) to the Company. Please respond to this offer within one week from the date hereof. After this date (i.e. after March 2 , 2000), this offer may be withdrawn at the discretion of the Company.

     Welcome to Esperion Therapeutics! We look forward to working with you to bring new medicines to a world of unmet medical needs.


                                                   Sincerely,

                                                   /s/ Tim Mayleben

                                                   Tim Mayleben
                                                   Vice President, Finance & CFO



AGREED AND ACCEPTED:


/s/ Frank E. Thomas               2-26-00
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Name                                 Date